Exhibit 99.1

Media contact:
Lia Vaughn
Rollins, Inc.
404-888-2575
lvaughn@rollins.com

ROLLINS, INC. RECEIVES FOURTH-CONSECUTIVE TOP WORKPLACES AWARD FROM
THE ATLANTA JOURNAL-CONSTITUTION

ATLANTA, March 5, 2020 – Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, has been awarded a 2020 Top Workplaces Award by The Atlanta Journal-Constitution. Rollins ranked 13th in the large business category, and this is the fourth consecutive year Rollins has received the illustrious award.

The list celebrates 150 small, midsize and large companies in metro Atlanta that excel in training, benefits and providing company direction. The AJC Top Workplace awards are solely based on employee feedback gathered through a third-party survey administered by research partner Energage, LLC. Energage conducts Top Workplaces programs for 50 major metro areas.

In Atlanta, Rollins has approximately 500 employees across three corporate locations who responded to the survey. Rollins’ Atlanta-based employees support 18 pest control companies under the Rollins brand, including Orkin Pest Control. Worldwide, Rollins has approximately 15,000 employees.

“We are pleased to receive this award for the fourth consecutive year,” said John Wilson, President and COO of Rollins. “Our focus on employee engagement helps us to meet our mission, which inspires us to be the best customer service company in the world. Continuously working on improving employee engagement is just one way we strive each day to be better professionally and personally. We are proud of our employees and appreciate their efforts to better serve our customers.”

Northwest Exterminating, a Rollins, Inc. company based in Marietta, Ga., also received honors for the ninth time. This year they ranked 27th on the list of midsize companies.

President of Rollins Specialty Brands and VP of Human Resources, Jerry Gahlhoff added, “We are proud of our team at Northwest, and we are glad to have them on the Rollins team. We will continue striving to be better every day across all brands.”

To learn more about the Rollins workplace culture and career opportunities, please visit https://careers.rollins.com/.

About Rollins, Inc.

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, HomeTeam Pest Defense, Clark Pest Control, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, The Industrial Fumigant Company, Trutech, Orkin Australia, Waltham Services, OPC Pest Services, PermaTreat, Rollins UK, Aardwolf Pestkare, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Mexico, Central and South America, the Caribbean, the Middle East, Asia, Europe, Africa, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.clarkpest.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

About Energage, LLC

Headquartered in Exton, Pa., Energage is a leading provider of technology-based employee engagement tools that help leaders to unlock potential, inspire performance, and achieve amazing results within their organizations. The research partner behind the Top Workplaces program, Energage has surveyed more than 57,000 organizations representing well over 19 million employees in the United States.